              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                    Exhibit 11.0
ZAPATA CORPORATION

Statement Regarding Computation of Per Share Earnings

                                                                  Three Months Ended           Nine Months Ended
                                                                  September 30, 2001          September 30, 2001
                                                                     (Restated)                   (Restated)
                                                                  ------------------          ------------------
Net income (in thousands)                                            $     14,656              $      3,553
Actual outstanding common shares at beginning of period                 2,390,849                23,888,708
Effect of one-for-ten reverse stock split                                      --               (21,499,837)
Other adjustments                                                              --                     1,740
                                                                     ------------              ------------

Weighted average common shares outstanding - basic                      2,390,849                 2,390,611

Net income per share - basic                                         $       6.13              $       1.49

Dilutive effect of outstanding options                                         17                        11

Weighted average common shares outstanding - diluted                    2,390,866                 2,390,622

Net income per share - diluted                                       $       6.13              $       1.49


                                                                  Three Months Ended           Nine Months Ended
                                                                  September 30, 2000          September 30, 2000
                                                                  ------------------          ------------------
Net loss (in thousands)                                           $           (7,408)         $          (10,526)
Actual outstanding common shares at beginning of period                   23,887,078                  23,887,078
Effect of one-for-ten reverse stock split                                (21,498,370)                (21,498,370)
                                                                  ------------------          ------------------


Weighted average common shares and common share equivalents
outstanding                                                                2,388,708                  2,388,708
Net loss per share (basic and diluted)                            $            (3.10)         $           (4.41)


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